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                                                                   Exhibit 21(a)


Subsidiaries of CheckFree Holdings Corporation:
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CheckFree Corporation, a Delaware corporation
CheckFree Services Corporation, a Delaware corporation
CheckFree Investment Services, Inc., a Delaware corporation
CheckFree Investment Corporation, a Delaware corporation
CheckFree Management Corporation, a Wisconsin corporation
BlueGill Technologies, Inc., a Delaware corporation
BlueGill Technologies International, Inc., a Michigan corporation* BlueGill Technologies Corp., an Ontario corporation*
Chopper Merger Corporation, a Delaware corporation*
TransPoint Acquisition Corporation, a Washington corporation
Tank Acquisition Corporation, a Delaware corporation

*indicates second tier subsidiary